Press Release | For Distribution

Exhibit 99.1

ZixCorp Separates Board Chairman and CEO Roles

Lead Independent Director Becomes Non-Executive Chairman

DALLAS – December 10, 2014 – Zix Corporation (ZixCorp), (Nasdaq: ZIXI), a leader in email data protection, today announced that it separated the role of its chairman of the board from that of its chief executive officer. Robert C. Hausmann, ZixCorp’s lead independent director, has been elected as the non-executive chairman of the board. Richard D. Spurr continues to serve as ZixCorp’s CEO and as a director.

Mr. Hausmann has served as a ZixCorp director since 2005 and has been instrumental in guiding ZixCorp’s corporate governance, both as chair of the Nominating and Corporate Governance Committee and as lead independent director.

“The trend among public companies to separate the CEO and chairman roles has gained momentum over the years,” said new ZixCorp chairman Bob Hausmann. “Our board decided to demonstrate the company’s commitment to sound corporate governance by adopting a leadership structure that has strong investor support.”

“We expect Bob Hausmann’s transition from lead independent director to non-executive chairman to be seamless,” said ZixCorp CEO Rick Spurr. “Bob and I have worked closely for years on company oversight, and I look forward to working with him and the entire board under this new structure.”

About ZixCorp

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy-to-use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Contacts

Investor Relations Todd Kehrli or Jim Byers (323) 468-2300 zixi@mkr-group.com	Public Relations Taylor Stansbury Johnson (214) 370-2134 tjohnson@zixcorp.com

www.zixcorp.com